QH-430108

# *Certificate Of Incorporation*

*I, **ERICAH O. DIXON** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

**Nicholas Gold Income Cayman Subsidiary**

*an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 9th day of January Two Thousand Twenty-Six*

*Given under my hand and Seal at George Town in the Island of Grand Cayman this 9th day of January Two Thousand Twenty-Six*

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

**Assistant Registrar of Companies,**
**Cayman Islands.**

Authorisation Code : 570938217827
www.verify.gov.ky
15 January 2026